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                                                            EXHIBIT (E)(14)(III)

                                 AMENDMENT NO. 2
                                       TO
                          SHAREHOLDER RIGHTS AGREEMENT


         This AMENDMENT NO. 2 TO THE SHAREHOLDER RIGHTS AGREEMENT (this "AMENDMENT") between Cypress Communications, Inc., a Delaware corporation (the "COMPANY"), and State Street Bank and Trust Company, a Massachusetts chartered trust company (the "RIGHTS AGENT"), dated as of February 9, 2000, as amended on March 13, 2001 (the "RIGHTS AGREEMENT"), is made as of January 9, 2002 by and between the Company and the Rights Agent. All capitalized terms used in this Amendment and not defined herein shall have the meaning given such terms in the Rights Agreement.

         WHEREAS, Section 27 of the Rights Agreement provides generally that for so long as the Rights are then redeemable, the Company may, in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of the Rights;

         WHEREAS, pursuant to Section 23 of the Rights Agreement, the Rights generally are redeemable at any time prior to the earlier of (i) the time at which any Person becomes an Acquiring Person or (ii) the Final Expiration Date;

         WHEREAS, the Final Expiration Date has not yet occurred nor, to the knowledge of the Company, has any Person become an Acquiring Person; and

         WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in certain respects set forth herein.

         NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1.       Amendment.

                  (a) Section 1 of the Rights Agreement is hereby amended by adding the following at the end of such section:

                  "(kk)    "APPROVED ACQUISITION" means any acquisition of
         Common Stock that (i) causes a Person to become the Beneficial Owner of
         (A) 15% or more of the shares of Common Stock then outstanding, or (B) if already a Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, an additional 2% or more of the shares of Common Stock then outstanding, and (ii) is approved in advance by a majority of the Directors."


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                  (b)      Section 1(a) of the Rights Agreement is hereby
amended and restated in its entirety as follows:

                           "(a)     "ACQUIRING PERSON" shall mean any Person
                  (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the shares of Common Stock of the Company then outstanding, but shall not include
                  (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit plan or compensation arrangement of the Company or any Subsidiary of the Company or (iv) any Person holding shares of Common Stock of the Company organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such employee benefit plan or compensation arrangement (the Persons described in clauses
                  (i) through (iv) above are referred to herein as "Exempt Persons"); provided, however, that the term "Acquiring Person" shall not include any Grandfathered Person, unless such Grandfathered Person at any time after the Grandfathered Time becomes the Beneficial Owner of more than the Grandfathered Percentage applicable to such Grandfathered Person.

                  Notwithstanding the foregoing, no Person shall become an "Acquiring Person" who, alone or together with its Affiliates or Associates becomes the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding as a result of an Approved Acquisition; provided, however, that in the event that a Person does not become an Acquiring Person as the result of an Approved Acquisition, such Person nonetheless shall become an Acquiring Person if such Person thereafter becomes the Beneficial Owner of an additional 2% or more of the Common Stock then outstanding, unless the acquisition of such Common Stock is an Approved Acquisition.

                  Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition by the Company of Common Stock of the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares Beneficially Owned by such Person to 15% (or in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person) or more of the shares of Common Stock of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% (or in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person) or more of the shares of Common Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares (other than pursuant to a stock split, stock dividend or similar transaction) of Common Stock of the Company and immediately thereafter be the Beneficial Owner of 15% (or in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person) or more of the shares of Common Stock of the Company then outstanding, then such Person shall be deemed to be an "Acquiring Person."

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         In addition, notwithstanding the foregoing, a Person shall not be an
         "Acquiring Person" if the Board of Directors of the Company determines that a Person who would otherwise be an "Acquiring Person," has become such without intending to become an "Acquiring Person," and such Person divests as promptly as practicable (or within such period of time as the Board of Directors of the Company determines is reasonable) a sufficient number of shares of Common Stock of the Company so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this Section 1(a)."

         2. Effectiveness. This Amendment shall become effective immediately. Except as expressly amended herein, the terms and conditions of the Agreement shall continue in full force and effect.

         3. Defined terms. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Agreement.

         4. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         [The Remainder of This Page Has Been Intentionally Left Blank]



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           IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.



                                   CYPRESS COMMUNICATIONS, INC.

                                   By: /s/ William G. Glass
                                       --------------------------------------
                                       Name:  William G. Glass
                                       Title:  Secretary, VP, General Counsel



                                   EQUISERVE TRUST COMPANY, N.A.
                                   AS SUCCESSOR RIGHTS AGENT TO
                                   STATE STREET BANK AND
                                   TRUST COMPANY

                                   By: /s/ Michael J. Connor
                                       --------------------------------------
                                       Name:  Michael J. Connor
                                       Title:  Managing Director